Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Access Worldwide Communications, Inc.

Arlington, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 (333-143177) of our report dated April 11, 2006, relating to the consolidated financial statements of Access Worldwide Communications, Inc. (the “Company”) as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

West Palm Beach, Florida

December 28, 2007